NEWS FOR IMMEDIATE RELEASE

February 24, 2005	For Further Information Contact:
Paul M. Limbert
President & CEO

or

Robert H. Young
Executive VP & CFO
(304) 234-9000
Nasdaq Trading Symbol: WSBC

WesBanco Increases Quarterly Cash Dividend To Its Shareholders

Wheeling, WV. . . WesBanco, Inc. (Nasdaq:WSBC) today announced an increase in the quarterly cash dividend to be paid to its shareholders to $.26 per common share from $.25 per common share. Paul M. Limbert, President and Chief Executive Officer of the multi-state bank holding company headquartered in Wheeling, West Virginia, said that the increased dividend would be payable on April 1, 2005 to shareholders of record on March 11, 2005.

This cash dividend increase marks the twentieth consecutive year of common stock cash dividend increases for WesBanco. Over the past ten years, the quarterly cash dividend has increased 77%, from the $.147 paid per common share for the first quarter of 1995, to the current quarterly cash dividend of $.26 per share.

The WesBanco Board of Directors approved this most recent cash dividend increase based in part on improved earnings in 2004 and WesBanco’s strong capital position. The cash dividend increase represents an annualized cash dividend of $1.04 per common share, or a 4.0% increase over cash dividend paid during 2004.

WesBanco’s is a multi-state bank holding company with total assets of approximately $4.5 billion. WesBanco now operates through 86 banking offices and four loan production offices West Virginia, Ohio, Pennsylvania and Indiana. WesBanco also provides service through a network of 128 Automated Teller Machines (ATMs), as a member of the STAR ATM network, and through an agreement with Cleveland-based KeyCorp (NYSE: KEY), provides its customers with surcharge-free access to Key’s network of more than 550 additional ATMs in Ohio, Michigan and Indiana. WesBanco’s banking subsidiary is WesBanco Bank, Inc., headquartered in Wheeling, West Virginia. In addition, WesBanco operates an insurance company, WesBanco Insurance Services, Inc., and a full service broker/dealer, WesBanco Securities, Inc. that also operates Mountaineer Securities, WesBanco’s discount brokerage operation.

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